NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES PRELIMINARY AGREEMENT FOR FLORIDA FARM LEASE

NEW YORK, NEW YORK (June 30, 2009) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that its landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), has entered into a preliminary agreement for the lease of, and grant of an option to purchase, Imperial’s Quincy, Florida production nursery to Tri-B Nursery, Inc., a member of the Berry family of nurseries.  The preliminary agreement provides for up to a six-year lease of the Florida facility, and allows for occupancy of a portion of the facility while a final agreement is being negotiated.  The long-term lease and purchase option are subject to the completion of a final lease agreement.

Imperial had previously announced the closing of its Florida production facility.  Imperial’s nursery operations in Granby, Connecticut are not included in these negotiations and Imperial expects to continue to operate its Connecticut farm.

In addition to its landscape nursery business, Griffin operates a real estate business, Griffin Land.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to completion of a long-term lease agreement for Imperial’s Florida farm and other factors described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 29, 2008. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.